Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2008 FIRST QUARTER RESULTS
•	Q1 2008 GAAP diluted EPS was $0.19 and adjusted diluted EPS was $0.20, compared with Q1 2007 GAAP diluted EPS of $0.75 and pro forma diluted EPS of $0.59

•	Company estimates Q2 2008 GAAP diluted EPS in a range of $0.69 to $0.73 and adjusted diluted EPS in a range of $0.75 to $0.79

•	Company estimates fiscal 2008 GAAP diluted EPS in a range of $1.65 to $1.75 and adjusted diluted EPS in a range of $1.75 to $1.85

•	Conference call at 5:00 pm eastern today
HOUSTON – May 28, 2008 – The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 3, 2008.

First Quarter Sales Summary – Fiscal 2008
						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year

Total Company	$491.1		$496.1		- 1.0%
MW	$327.9	(a)	$332.3	(a)	- 1.3%	- 6.4	%(b)	+ 0.3	%(b)
K&G	$100.6		$110.0		- 8.5%	- 14.1%		- 6.2%
United States	$441.3		$450.8		- 2.1%	- 8.5%		- 1.3%

Moores	$49.8		$45.3		+ 10.1%	- 4.2	%(c)	+ 5.8	%(c)

(a)	Includes retail stores and ecommerce as well as the MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	Comparable store sales do not include ecommerce or MW Tux stores. MW Tux stores will be included in Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.
Diluted earnings per share were $0.19 for the first quarter ended May 3, 2008. Adjusted diluted earnings per share were $0.20 after excluding $0.9 million of closure costs incurred in connection with the Company’s previously announced planned closure of the Canadian based manufacturing facility operated by its subsidiary, Golden Brand. This compares to adjusted diluted earnings per share guidance given March 12, 2008 of $0.20 to $0.24. Diluted earnings per share for the prior year first quarter, after pro forma adjustments for the April 9, 2007 After Hours acquisition as if it had occurred on January 29, 2006, were $0.59 (refer to the Company’s first quarter fiscal 2007 quarterly report on Form 10-Q and comments below). Prior year first quarter GAAP diluted earnings per share were $0.75.

FIRST QUARTER HIGHLIGHTS
The condensed consolidated statements of earnings attached to this press release reflect the Company’s GAAP results of operations for the three months ended May 3, 2008 and May 5, 2007, as well as pro forma results of operations for the three months ended May 5, 2007. Since the acquisition of After Hours occurred on April 9, 2007, the inclusion of its off-season operations as if the acquisition had occurred prior to the beginning of the 2007 first quarter reduces that quarter’s diluted earnings per share from $0.75 on a GAAP basis to $0.59 on a pro forma basis and allows for a comparison of the first quarter results on a comparable operations basis. Accordingly, the following highlights of the Company’s operating results are based on a comparison of the pro forma results for the 2007 first quarter with the GAAP results for the 2008 first quarter.
•	Total company sales decreased 6.7% for the quarter.
o	Apparel sales, representing 79.11% of 2008 total net sales, decreased 4.6% due primarily to decreases in the Company’s comparable store sales driven by a reduction in store traffic levels.

o	Tuxedo rental revenues, representing 14.29% of 2008 total net sales, decreased 18.6%. This decline was primarily driven by reduced tuxedo rental sales at the Company’s stores acquired from After Hours as well as the sale of the acquired wholesale tuxedo rental operations in July 2007. These declines were partially offset by increases at the Company’s Men’s Wearhouse stores.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 28 basis points from pro forma 58.38% to 58.10%. Increases in clothing product margins, as a percentage of related sales, of 97 basis points were offset by a reduction in the percentage of total net sales derived from tuxedo rentals from 16.38% to 14.29% as well as deleveraging of fixed costs related to alteration and other services.

•	Occupancy costs increased, as a percentage of total net sales, by 271 basis points from pro forma 12.27% to 14.98% primarily due to the deleveraging effect of reduced comparable store sales, increased rental rates for new and renewed leases and increased depreciation expense from the rebranding of After Hours stores to MW Tux.

•	Selling, general, and administrative expenses, as a percentage of total net sales, increased 378 basis points from pro forma 36.26% to 40.04%. This increase was primarily due to the deleveraging effect of reduced net sales.

•	Operating income was $15.1 million compared to pro forma $51.8 million for the same period last year and net income was $9.9 million compared to pro forma $32.1 million.

•	The effective tax rate for the 2008 first quarter was 30.6%.

SECOND QUARTER 2008 GUIDANCE
In the summer of 2008, the Company expects to close the Canadian based manufacturing facility operated by its subsidiary, Golden Brand. The company estimates the pre tax cost to close the facility will be approximately $8.1 million or the equivalent of $0.10 per diluted share outstanding for the fiscal year. The pre tax cost for the first quarter was $0.9 million or the equivalent of $0.01 per diluted share outstanding. The pre tax cost for the second quarter is estimated at $5.2 million or the equivalent of $0.06 per diluted share outstanding and the pre tax cost for the third quarter is estimated at $2.0 million or the equivalent of $0.02 per diluted share outstanding. Due to the effect of rounding, the sum of the quarterly per share amounts does not equal the full year.
Excluding the Golden Brand closure costs for the second quarter, the Company expects adjusted diluted earnings per share to be $0.75 to $0.79. Including these costs, GAAP diluted earnings per share are expected to be $0.69 to $0.73. This guidance assumes same store sales at MW, including MW Tux stores, to decrease in the mid to high single digit range, at K&G to decrease in the low teens digit range and at Moores to decrease in the low single digit range.
The guidance includes an estimated effective tax rate of approximately 38.8% for the second quarter. The fully diluted shares outstanding are estimated to be 51.4 million.
FISCAL 2008 GUIDANCE
Based on its actual results for the first quarter, the Company believes achieving a level of operating performance for the second half of the fiscal year anticipated in its initial annual guidance provided on March 12, 2008 will be challenging under current market conditions.
The Company, therefore, is updating its adjusted diluted earnings per share outlook for the year to a range of $1.75 to $1.85 excluding the Golden Brand closure costs. Including these costs, GAAP diluted earnings per share are expected to be $1.65 to $1.75. This annual guidance reflects a comparable store sales decrease in the mid single digits for TMW, a low double digit decrease at K&G, and a low single digit decrease for Moores.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, May 28, 2008, company management will host a conference call and real time web cast to review the fiscal first quarter and its outlook for fiscal 2008.
To access the conference call, dial 303-262-2137. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.tmw.com. A telephonic replay will be available through June 4, 2008 by calling 303-590-3000 and entering the access code of 11112683# or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 3, 2008		May 5, 2007
	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	571	3,203.1	544	3,034.1
MW Tux (a)	492	662.0	509	647.3
Moores, Clothing for Men	116	721.2	116	722.6
K&G (b)	106	2,451.2	98	2,278.7

Total	1,285	7,037.5	1,267	6,682.7

(a)	MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	90 and 80 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,285 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux (formerly After Hours) stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the company’s annual report on Form 10-K for the year ended February 2, 2008.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7200 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
May 3, 2008, May 5, 2007 AND PRO FORMA May 5, 2007
(In thousands, except per share data)

	Three Months Ended
					Pro
		% of		% of	Forma	% of
	2008	Sales	2007	Sales	2007	Sales

Net sales:
Clothing product	$388,491	79.11%	$403,500	81.33%	$407,018	77.37%
Tuxedo rental services	70,194	14.29%	59,860	12.07%	86,194	16.38%
Alteration and other services	32,411	6.60%	32,758	6.60%	32,886	6.25%

Total net sales	491,096	100.00%	496,118	100.00%	526,098	100.00%

Cost of sales:
Clothing product including buying and distribution costs	168,491	34.31%	177,843	35.85%	180,457	34.30%
Tuxedo rental services	12,565	2.56%	9,669	1.95%	14,345	2.73%
Alteration and other services	24,731	5.04%	24,156	4.87%	24,156	4.59%
Occupancy costs	73,554	14.98%	58,177	11.73%	64,571	12.27%

Total cost of sales	279,341	56.88%	269,845	54.39%	283,529	53.89%

Gross margin	211,755	43.12%	226,273	45.61%	242,569	46.11%

Selling, general and administrative expenses	196,650	40.04%	161,010	32.45%	190,789	36.26%

Operating income	15,105	3.08%	65,263	13.15%	51,780	9.84%

Interest income	(821)	-0.17%	(1,632)	-0.33%	(1,154)	-0.22%
Interest expense	1,599	0.33%	1,086	0.22%	1,297	0.25%

Earnings before income taxes	14,327	2.92%	65,809	13.26%	51,637	9.82%

Provision for income taxes	4,384	0.89%	24,876	5.01%	19,570	3.72%

Net earnings	$9,943	2.02%	$40,933	8.25%	$32,067	6.10%

Net earnings per share:
Basic	$0.19		$0.76		$0.59

Diluted	$0.19		$0.75		$0.59

Weighted average common shares outstanding:
Basic	51,470		53,963		53,963

Diluted	51,864		54,709		54,709

Note: The pro forma condensed consolidated statement of earnings presents the Company’s results of operations as if the After Hours acquisition had occurred on January 29, 2006, after giving effect to certain purchase accounting adjustments. The pro forma information is not necessarily indicative of actual results had the acquisition occurred on January 29, 2006.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	May 3,	May 5,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$76,660	$87,031
Short-term investments	9,668	38,500
Accounts receivable, net	26,858	30,171
Inventories	488,137	474,413
Other current assets	58,007	63,767

Total current assets	659,330	693,882
Property and equipment, net	406,944	364,256
Tuxedo rental product, net	92,405	83,824
Goodwill	62,481	58,517
Other assets, net	26,182	19,726

Total assets	$1,247,342	$1,220,205

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$121,193	$121,162
Accrued expenses and other current liabilities	131,436	152,885
Income taxes payable	—	21,135

Total current liabilities	$252,629	$295,182
Long-term debt	106,870	78,105
Deferred taxes and other liabilities	67,498	64,680

Total liabilities	426,997	437,967

Shareholders’ equity:
Preferred stock	—	—
Common stock	697	694
Capital in excess of par	305,601	293,874
Retained earnings	886,386	784,053
Accumulated other comprehensive income	40,198	30,481

Total	1,232,882	1,109,102

Treasury stock, at cost	(412,537)	(326,864)

Total shareholders equity	820,345	782,238

Total liabilities and equity	$1,247,342	$1,220,205

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

FOR THE THREE MONTHS ENDED
May 3, 2008 AND May 5, 2007
(In thousands)

	Three Months Ended
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,943	$40,933
Non-cash adjustments to net earnings:
Depreciation and amortization	23,698	17,006
Tuxedo rental product amortization	8,066	6,926
Other	2,126	2,313
Changes in assets and liabilities	(36,577)	(26,909)

Net cash provided by operating activities	7,256	40,269

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,860)	(11,661)
Net non-cash assets acquired	—	(69,747)
Purchases of available-for-sale investments	—	(137,955)
Proceeds from sales of available-for-sale investments	50,254	99,455
Other	—	1,191

Net cash provided by (used in) investing activities	20,394	(118,717)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,632)	(2,729)
Proceeds from revolving credit facility	100,600	—
Payments on revolving credit facility	(83,975)	—
Proceeds from issuance of common stock	609	3,670
Purchase of treasury stock	(156)	(19,290)
Other	(1,336)	378

Net cash provided by (used in) financing activities	12,110	(17,971)

Effect of exchange rate changes	(2,546)	3,756

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,214	(92,663)
Balance at beginning of period	39,446	179,694

Balance at end of period	$76,660	$87,031